U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                         ----------------------
                                FORM S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                       --------------------------

                         HEMPTOWN CLOTHING INC.
         (Exact name of registrant as specified in its charter)

       BRITISH COLUMBIA                          98-0359306
(State or other jurisdiction of      (IRS Employer identification number)
 incorporation of organization)

                          1307 Venables Street
      Vancouver, British Columbia, Canada, V5L 2G1, (604) 255-5005 (Address, including postal code, and telephone number, including area code, of principal executive offices)

              Stock Option Plan for Hemptown Clothing Inc.
                        (Full Title of the Plan)

Jerry Kroll                           Copies of all communications to:
Hemptown Clothing Inc.                Thomas J. Deutsch
1307 Venables Street, Vancouver       Devlin Jensen, Barristers & Solicitors
British Columbia, Canada, V5L 2G1     Suite 2550, 555 West Hastings Street,
(604) 255-5005                        Vancouver, British Columbia, Canada, V6B 4N5
                                      (604) 684-2550

        (Name, Address and telephone number of Agent for Service)

                        CALCULATION OF REGISTRATION FEE
==================================================================================
Title of securities  Amount to be  Proposed maximum   Proposed maximum  Amount
to be registered      registered       offering           aggregate       of
                                       price per          offering   registration
                                       share(1)            price         fee
----------------------------------------------------------------------------------
Shares of common        837,000        $0.50             $418,500.00    $33.86
stock underlying        1,115,500      $0.75             $836,625.00    $67.68
stock options
---------------------------------------------------------------------------------
Total                   1,952,500   varying prices     $1,255,125.00   $101.54(2)
=================================================================================

(1) There is no current market for the securities and the price at which the shares of common stock underlying the stock options held by the stock option holders will be sold is at the exercise price, of which 837,000 of the outstanding stock options have an exercise price of $0.50 per share and the remaining 1,115,500 of the outstanding stock options have an exercise price of $0.75 per share, until our securities are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices.

(2)  Previously paid by electronic transfer.

TABLE OF CONTENTS

Part II:

Item 3:    Incorporation Of Documents By Reference . . . . . . . . . . .3

Item 4:    Description Of Securities . . . . . . . . . . . . . . . . . .3

Item 5:    Interests Of Named Experts And Counsel. . . . . . . . . . . .3

Item 6:    Indemnification Of Officers And Directors . . . . . . . . . .4

Item 7:    Exemption From Registration Claimed . . . . . . . . . . . . .6

Item 8:    Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . .6

Item 9:    Undertakings. . . . . . . . . . . . . . . . . . . . . . . . .7

Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

                                 PART II
           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") by Hemptown Clothing Inc., a British Columbia company (the "Company"), are incorporated in this registration statement (the "Registration Statement") by reference.

The description of the Company's securities contained in its registration statement on Form SB-2A filed on August 12, 2003 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. DESCRIPTION OF SECURITIES

Not applicable.


Item 5. INTERESTS OF NAMED EXPERTS OR COUNSEL

Not Applicable.


Item 6 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

The applicable laws of the Province of British Columbia and the Company's Articles of Association permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act.

The Company is incorporated under the laws of the Province of British Columbia, Canada.

Under Section 128(1) of the Company Act (British Columbia) (the "Company Act") a company, with the approval of the court, may indemnify a person who is a director or former director of the company or is a director or former director of a corporation of which the company is or was a shareholder, and the person's heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if: (a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director; and (b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person's conduct was lawful.

Under Section 128(2) of the Company Act the court, on application of a company, director or a former director, may make an order approving an indemnity under that Section, and the court may make any further order it considers appropriate.

Under Section 128(3) of the Company Act, on an application under subsection
(2), the court may order notice to be given to any interested person.

Under Section 128(4) of the Company Act a company may purchase and maintain insurance for the benefit of a person referred to in that Section against any liability incurred by the person as a director or officer. Currently, the Company does not have such an insurance policy.

Under Section 128(5) of the Company Act subsections (1) to (3) apply to officers or former officers of a company or of a corporation of which the company is or was a shareholder.

Part 9 of the Company's Articles of Association also contain provisions providing for the indemnification of directors and officers of the Company as follows:

          "PART 9 - SAFEGUARDING, INDEMNITY, ETC. OF DIRECTORS
           ---------------------------------------------------

1. A director of the Company may be or become a director or officer of, or otherwise interested in, any corporation promoted by the Company or in which the Company is interested, as shareholder or otherwise, or any corporation which owns or controls shares of the Company, and will not be liable to account to the Company for any remuneration or other benefit received by him as a director or officer of, or from his interest in, such other corporation.

2. A director may hold any office or place of profit under the Company in conjunction with his directorship for such period and on such arrangement as to remuneration and otherwise as the board determines, and no director or proposed director is disqualified by that relationship from contracting with the Company either with regard to his tenure of such other office or place of profit, or as vendor, purchaser or otherwise, nor is a director so contracting or being so interested liable to account to the Company for any profit realized by any such arrangement or contract, by reason only that the director holds that office or of the fiduciary relationship thereby established.

3.  (1)   The Company will indemnify every person who is or was a
director of the Company or is or was serving at the request of the Company as a director of another corporation of which the Company is or was a shareholder, and may to the extent that the board determines indemnify any person who is or was an officer, employee or agent of the Company or is or was serving at the request of the Company as the officer, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, and the heirs and personal representatives of any such person, against all costs, charges and expenses actually incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding whether brought by the Company, by such other corporation, partnership, joint venture, trust or other enterprise, or by any other person, and whether or not he is made a party by reason of his having so been or having so served as a director, officer, employee or agent, if

     (a) he acted honestly and in good faith with a view to the best interests of the Company or such other corporation, partnership, joint venture, trust or other enterprise, and

     (b) in the case of a criminal or administrative action or proceeding, he had reasonable grounds for believing that his conduct was lawful.

    (2) The Company may also indemnify any such person or any other person in such other circumstances and to such extent as the law allows.

4. The indemnification provided by this Part is applicable only to the extent that it does not duplicate any right, indemnity or reimbursement which the person claiming such indemnification has received or will receive otherwise than under this Part.

5. No director, and to the extent approved by the directors no officer, employee or agent for the time being of the Company, will be liable for the act, receipt, neglect or default of any other director, officer, employee or agent, or for joining in any receipt or act for the sake of conformity, or for any loss, damage or expense sustained or incurred by the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to the Company are placed out or invested, or for any loss or damage arising from the bankruptcy, insolvency or wrongful act of any person, firm or corporation with whom or which any monies, securities or effects are lodged or deposited, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his office or trust or in relation thereto, unless the same happens by or through his own wilful neglect or default.

6. The directors may rely upon the accuracy of any statement of fact represented by an officer of the Company to be correct or upon statements in a written report of the auditor of the Company, and will not be liable for any loss or damage resulting from their authorizing payment of any dividend or otherwise acting or declining to act in good faith in reliance on any such statement.

7. The directors may cause the Company to purchase and maintain insurance for the benefit of any person who is or may be entitled to indemnification under Article 68 against any expense or liability from which he is or may be so entitled to be indemnified and may secure such right of indemnification by mortgage or other charge upon all or any part of the real and personal property of the Company, and any action taken by the board under this paragraph will not require approval or confirmation by the members.".

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present there is no pending litigation or proceeding involving a director or executive officer of the Company as to which indemnification is being sought.


Item 7 - EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8 - EXHIBITS

EXHIBIT    DESCRIPTION
-------    -----------

5.1 Legal opinion of Devlin Jensen, Barristers & Solicitors, an Association of Law Corporations.

23.1 Consent of Devlin Jensen, Barristers & Solicitors, an Association of Law Corporations (included in the opinion filed as Exhibit 5.1 hereto).

23.2       Consent of Ellis Foster, Chartered Accountants.

99.1       Stock Option Plan for Hemptown Clothing Inc.


Item 9 - UNDERTAKINGS

(a)  The undersigned registrant Company (the "Registrant") hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 23rd day of September, 2003.

HEMPTOWN CLOTHING INC.


By:     /s/ Jerry Kroll                     By:    /s/ Robert Edmunds
     -------------------------                 ------------------------------
     Jerry Kroll, Chairman, President,         Robert Edmunds, CFO, Principal
     CEO and a director                        Financial Officer and a director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   /s/ Jerry Kroll                                   Dated:  September 23, 2003
-----------------------------------------------------
Jerry Kroll, Chairman, President, CEO and a director


   /s/ Robert Edmunds                                Dated:  September 23, 2003
-----------------------------------------------------
Robert Edmunds, Principal Financial Officer, CFO and a director


   /s/ Jason Finnis                                  Dated:  September 23, 2003
-----------------------------------------------------
Jason Finnis, Secretary, Treasurer, COO and a director


   /s/ Larisa Harrison                               Dated:  September 23, 2003
-----------------------------------------------------
Larisa Harrison, director and Vice-President, Administration


   /s/ Lesley Hayes                                  Dated:  September 23, 2003
-----------------------------------------------------
Lesley Hayes, director and Vice-President, Communications

                               INDEX TO EXHIBITS

EXHIBIT    DESCRIPTION
-------    -----------

5.1 Legal opinion of Devlin Jensen, Barristers & Solicitors, Association of Law Corporations

23.1 Consent of Devlin Jensen, Barristers & Solicitors, Association of Law Corporations (included in the opinion filed as Exhibit 5.1 hereto).

23.2       Consent of Ellis Foster, Chartered Accountants.

99.1        Stock Option Plan for Hemptown Clothing Inc.